FORM 8-K




Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934



Date of Report: July 31, 1998





UNITED MORTGAGE TRUST


     a Maryland trust      Commission File Number 333-10109

         IRS Employer Identification   No. 75-6496585





1701 N. Greenville Avenue, Suite 403
Richardson  TX  75081
(972) 705-9805


UNITED MORTGAGE TRUST
INDEX TO FORM 8-K

                                                Page Number


Item 2. Acquisition or Disposition of Assets         3

Item 5. Other Information                            4

Signatures                                           4




Item 2. Acquisition or Disposition of Assets

During June and July, 1998, United Mortgage Trust ("the
Company") acquired 31 first lien mortgage notes
("residential mortgages") with a total unpaid principal balance on the date of purchase of $1,324,492, at a discount, for $1,246,978. Funds used to acquire the notes were gross offering proceeds from the closings on June 1, June 15, July 1, and July 15, 1998. The residential mortgages were chosen for purchase following the investment objectives and policies as set forth in the Declaration of Trust, as amended, dated August 15, 1996, and using the underwriting criteria set forth therein.

Twenty-seven of the residential mortgages were acquired from South Central Mortgage, Inc., an affiliate of the Advisor, Mortgage Trust Advisors, Inc. The remaining four residential mortgages were acquired from private individuals: Elsie Good, Camille Matt, Bert Dantrow, and
Alice LaFollette.

The residential mortgages acquired had a blended annual interest rate of 11.56%, a current annual yield of approximately 12.28%, and an investment-to-value ratio of 81.39%, as of the purchase date of the notes. On average they had an unpaid principal balance of $42,725, a term remaining of 322 months and were acquired for approximately
94.15% of the outstanding unpaid principal balance on the notes purchase date.

The Company paid acquisition fees in the amount of $39,734 to the Advisor, Mortgage Trust Advisors, Inc., which represented 3% of the unpaid principal balance of the residential mortgages acquired.

As of July 31, 1998 the Company had investments in 69 interim mortgages for an aggregate investment of $2,203,289. The interim mortgages had terms of no greater than 12 months and were made to borrowers for the purchase, renovation and sale of single family homes. These loans, which were first lien mortgage notes secured by properties in Texas, had a blended interest rate of 13.65%.

Funds used in the acquisition of the assets were offering proceeds from the sale of shares of the Company.

Item 5. Other Information

Status of Offering

Sixty-three new shareholders were admitted to the Company during June and July, 1998 increasing the total number of shareholders to 341, and the total number of outstanding shares by 119,100 to 502,701. Gross offering proceeds from the sale of shares was $2,382,000 increasing the aggregate gross offering proceeds to $10,054,020. Proceeds from the June and July, 1998 closings were allocated as follows:
$2,131,525 to the Company; $238,200 or 10% to the Selling
Group Manager for selling commissions; $11,910 or 0.5% to the Selling Group Manager for due diligence fees; and $365 to the Escrow Agent as compensation for distributing interest accrued to subscribers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                UNITED MORTGAGE TRUST


July 31, 1998                    /S/Christine A. Griffin
                                   Christine A. Griffin
                                         President





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